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[FISHER SCIENTIFIC INTERNATIONAL INC. LOGO]

                                                                   EXHIBIT 99.1

NEWS RELEASE


Media Contact:                           Investor Contact:
Gia L. Oei, 603-929-2489                 Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com         E-mail: Carolyn.Miller@nh.fishersci.com


            FISHER SCIENTIFIC FILES REGISTRATION STATEMENT RELATED TO
                   PREVIOUSLY ISSUED CONVERTIBLE SENIOR NOTES

HAMPTON, N.H., Oct. 28, 2003-- Fisher Scientific International Inc. (NYSE: FSH) filed a registration statement on Form S-3 with the Securities and Exchange Commission today, relating to its outstanding 2.50 percent convertible senior notes due 2023, which were originally issued in a private placement in July.

     When the SEC declares the registration statement effective, the holders of the notes will be able to publicly resell the notes and the common shares that may be issued upon conversion of those notes. The company will not receive any of the proceeds from any resale of the notes or the underlying common stock.

     The registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities in such jurisdiction.


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Fisher Scientific Files Registration Statement  - 2


ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.
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As a world leader in serving science, Fisher Scientific International Inc.
(NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.



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